Exhibit 99.1
Press Release — For Immediate Release
September 8, 2009
CCFNB Bancorp, Inc. Increases Quarterly Cash Dividend
Bloomsburg, PA — CCFNB Bancorp, Inc. (OTC: CCFN), parent company of First Columbia Bank & Trust Co., announced today that its Board of Directors has declared a quarterly cash dividend of $0.27 per share, payable September 24, 2009 to shareholders of record September 15, 2009. This quarterly dividend represents an approximate 13% increase over the corresponding quarterly dividend paid September 25, 2008 and, together with the first and second quarter 2009 dividends, represents an approximate 14% increase over the cash dividends paid during the first three quarters of 2008.
Lance O. Diehl, President and Chief Executive Officer of the Company, stated that “One of the goals for last year’s merger of CCFNB Bancorp and Columbia Financial was the enhanced ability of the combined company to generate measurable returns to our stockholders. The increase in the third quarter dividend reflects that ability and the commitment of our Board to deliver such returns to our stockholders.”
The declaration of future cash dividends is subject to the discretion of the Board of Directors, the Company’s earnings and financial condition, applicable law and regulatory requirements, and other factors determined from time to time by the Board of Directors to be relevant.
A WARNING ABOUT FORWARD LOOKING STATEMENTS
Certain statements contained in this release constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve known and unknown risks, uncertainties and other factors, such as changes in economic conditions, changes in law and regulation, and competitive factors, that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.